Exhibit 23.1

INDEPENDENT AUDITORS CONSENT

We consent to the incorporation by reference in this Registration Statement of Schering-Plough Corporation and subsidiaries on Form S-8 of our report dated February 15, 2002, incorporated by reference in the Annual Report on Form 10-K of Schering-Plough Corporation and subsidiaries for the year ended December 31, 2001.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey

June 28, 2002